Exhibit 99.1

Emerald Holding, Inc. Provides Liquidity and Event Update

SAN JUAN CAPISTRANO, Calif. (April 6, 2020) - Emerald Holding, Inc. (NYSE: EEX) (“Emerald” or the “Company”) today provided an update on the Company’s liquidity position as of March 31, 2020 as well as an update on upcoming events.

Emerald ended the first quarter of 2020 with $50 million in cash and total liquidity of $150 million, including $100 million in borrowing capacity under our revolving credit facility. As previously disclosed, the Company has also taken significant pre-emptive actions to preserve cash and strengthen its liquidity position while navigating the evolving pandemic, including, but not limited to:

•	Carefully managing its expense structure across all key areas of discretionary spending;
•	Drawing down $50 million from the Company’s revolving credit facility to bolster cash balances;
•	Temporarily suspending the regular quarterly cash dividend; and
•	Halting any incremental share repurchases.

David Doft, Chief Financial Officer, commented, “While the current environment remains challenging, we are aggressively managing our business to reduce our expenses and near-term monthly cash burn, and preserve our liquidity in order to position Emerald to successfully weather the dislocation that we are experiencing due to COVID-19 and its dramatic impact on travel and face-to-face gatherings. Additionally, I remain confident in our liquidity position as we ended the first quarter with $150 million in cash and total liquidity with no debt maturities until May 2022.”

To date, Emerald has postponed 14 events, equating to approximately $12 million of 2019 revenue.  To date, Emerald has cancelled 23 events, including, most recently, Couture, Retail X, and Outdoor Retailer Summer Market, which accounted for approximately $116 million of 2019 revenue. As previously disclosed, Emerald maintains event cancellation insurance to protect against losses due to the unavoidable cancellation, postponement, relocation and enforced reduced attendance at events due to certain circumstances, including communicable diseases. The Company is in the process of pursuing claims to offset the financial impact of cancelled and postponed events as a result of COVID-19.  The potential impact on Emerald events that are scheduled to stage later this year is uncertain. The Company will continue to actively monitor the situation and manage its upcoming portfolio of events.

About Emerald

Emerald is a leader in building dynamic, market-driven business-to-business platforms that integrate live events with a broad array of industry insights, digital tools, and data-focused solutions to create uniquely rich experiences. As true partners, we at Emerald strive to build our customers’ businesses by creating opportunities that inspire, amaze, and deliver breakthrough results. With over 140 events each year, our teams are creators and connectors who are thoroughly immersed in the industries we serve and committed to supporting the communities in which we operate.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains certain forward-looking statements, including, but not limited to, the impact of coronavirus/ COVID-19 on our business, managing our business to reduce expenses, preserve cash and strengthen our liquidity position, positioning Emerald to successfully weather the dislocation that we are experiencing due to COVID-19, management’s confidence in our liquidity position as of March

31, 2020, our timing for returning to a normal event schedule, our plans to reschedule certain events later in the calendar year, and the availability and amount of any event cancellation insurance recovery. These statements involve risks and uncertainties, including, but not limited to, governmental, economic and public health factors outside of the Company’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. The Company undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

Contact

Emerald Holding, Inc.

David Doft, 1-866-339-4688 (866EEXINVT)

Chief Financial Officer

Investor.relations@emeraldx.com

Source: Emerald Holding, Inc.